Exhibit 99.1

Natural Alternatives International, Inc.

Announces Fourth Quarter Net Income of $0.16 Per Diluted Share

and 21.4% Increase in Annual Profit on 8.3% Revenue Increase

SAN MARCOS, CALIF, September 11, 2006 /PRNewswire/ —Natural Alternatives International, Inc. (“NAI”) (Nasdaq-GM: NAII), a leading formulator, manufacturer and marketer of customized nutritional supplements, today announced fourth quarter net income of $1.2 million or $0.16 per diluted share on revenues of $34.2 million and net income of $2.7 million or $0.39 per diluted share for the fiscal year.

Fourth quarter revenue increased 38.5% to $34.2 million from $24.7 million for the comparable quarter last year. Income before income taxes increased to $1.7 million from $640,000 in the comparable quarter last year. Net income increased to $1.2 million or $0.16 per diluted share from $285,000 or $0.04 per diluted share for the comparable quarter last year.

For the fiscal year ended June 30, 2006, net income increased 21.4% to $2.7 million or $0.39 per diluted share from $2.2 million or $0.34 per diluted share in the prior year. Revenue increased 8.3% to $99.1 million from $91.5 million in the prior year.

As of June 30, 2006, NAI had cash and working capital of $2.2 million and $13.2 million, respectively, compared to $1.9 million and $14.4 million, respectively, in the prior year. As of June 30, 2006, we had $2.3 million available under our working capital line of credit.

President Randell Weaver stated, “We are pleased to report our fifth consecutive year of increased revenue and operating profits. We are particularly pleased to report record quarterly revenue of $34.2 million in the fourth quarter. Of that amount, $9.0 million represents initial shipments of a single product for a new customer. The fourth quarter revenue for this product should not be considered representative of our ongoing business level for this product as it includes initial inventory supplies for the customer. We look forward to benefiting from this new relationship, as well as the historically strong and reliable relationships we have cultivated with our existing customers. We also anticipate continuing to invest in expanding and marketing our existing Direct to Consumer brands as well as our brands we recently acquired through the acquisition of Real Health Laboratories (RHL).”

CEO Mark LeDoux added, “We are pleased to begin realizing operational benefits from the acquisition of RHL. Following the integration of previously outsourced fulfillment activities during the third quarter, we initiated the integration of call center activities for our Dr. Cherry Pathway to Healing® product line into RHL’s existing operation. We expect the call center integration to be completed in the first quarter of fiscal 2007.”

NAI, headquartered in San Marcos, California, is a leading formulator, manufacturer and marketer of nutritional supplements and provides strategic partnering services to its customers. Our comprehensive partnership approach offers a wide range of innovative nutritional products and services to our clients including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at www.nai-online.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, our expectations and beliefs with respect to future financial and operating results, including the amount of our future revenue and profits, our ability to successfully integrate RHL’s operations within specified time periods and the impact on profitability of such integration, our ability to realize strategic, operational and financial benefits from the acquisition and integration of RHL, to continue to implement our strategic plans, to expand and successfully market our brands, and to develop, maintain or increase sales to new and existing customers. We wish to caution readers these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SOURCE – Natural Alternatives International, Inc.

CONTACT – John R. Reaves, Chief Financial Officer, Natural Alternatives International, Inc.,

760-736-7700 or investor@nai-online.com.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2006	June 30, 2005
ASSETS
Cash and cash equivalents	$2,157	$1,916
Accounts receivable, net	12,839	10,834
Inventories, net	17,054	12,987
Deferred income taxes	1,059	421
Other current assets	1,916	1,012

Total current assets	35,025	27,170
Property and equipment, net	15,943	16,507
Goodwill and purchased intangibles, net	11,303	-
Deferred income taxes	-	276
Other assets	182	185

Total Assets	$62,453	$44,138

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$21,853	$12,772
Long-term debt, less current installments	4,596	2,979
Deferred income taxes	1,260	-
Deferred rent	1,262	1,264
Long-term pension liability	191	206

Total Liabilities	29,162	17,221

Stockholders’ Equity	33,291	26,917

Total Liabilities and Stockholders’ Equity	$62,453	$44,138

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three months ended June 30,		Year ended June 30,
	2006	2005	2006	2005
NET SALES	$34,246	$24,730	$99,131	$91,492
Cost of goods sold	26,301	20,456	76,754	73,095

Gross profit	7,945	4,274	22,377	18,397
Selling, general & administrative expenses	5,995	3,433	17,759	14,605

INCOME FROM OPERATIONS	1,950	841	4,618	3,792
Other expense, net	217	201	507	383

INCOME BEFORE INCOME TAXES	1,733	640	4,111	3,409
Provision for income taxes	557	355	1,441	1,210

NET INCOME	$1,176	$285	$2,670	$2,199

NET INCOME PER COMMON SHARE:
Basic	$0.18	$0.05	$0.42	$0.37

Diluted	$0.16	$0.04	$0.39	$0.34

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic shares	6,589,308	5,981,883	6,340,110	5,949,212

Diluted shares	7,168,908	6,413,989	6,775,661	6,464,714